Filed Pursuant to Rule 433
Registration Nos. 333-181466 and 333-181466-01

$826+ mln Synchrony Credit Card Master Note Trust (SYNCT) 2014-1

  > Synchrony  Credit Card Master Note Trust (SYNCT) is the new name for

  > GE Capital Credit Card Master Note Trust (GEMNT)

Joint Leads:	RBC (str), Barclays, Citi
Co-Managers:	Natixis, Scotiabank, Wells, Williams

CL	AMT(MM)	WAL	M/S/F	E.FINAL	L.FINAL	SPRD	YLD%	CPN%	$Px
A	700.000	2.99	Aaa/AAA/AAA	11/15/17	11/16/20	iSw+45	1.625	1.61	99.97226
B	68.05+	2.99	Aa2/AA+/AA	11/15/17	11/16/20	iSw+65	1.825	1.81	99.97649
C	58.33+	2.99	A2/AA/A	11/15/17	11/16/20	iSw+75	1.925	1.91	99.97878

Expected Pricing:	PRICED	Expected Ratings:	Moody's/S&P/Fitch
Expected Settle:	11/20/14	Registration:	SEC-Registered
First Pay Date:	12/15/14	ERISA Eligible:	Yes
Ticker:	SYNCT 2014-1	Min Denoms (Class A):	$100K x $1K
Bill & Deliver:	RBC	(Class B/C):	$100k x $1

CUSIPs
	(Class A):	87165L AA9
	(Class B):	87165L AB7
	(Class C):	87165L AC5

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus upon request.  The securities may not be suitable for all investors.  RBC Capital Markets, LLC and its affiliates may acquire, hold or sell positions in these securities, or in related derivatives, and may have an investment or commercial banking relationship with the issuer.